UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2018

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                         □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                                                                                                    □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter 2018 results was made July 26, 2018 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2018 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 27, 2018	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Second Quarter 2018 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Second Quarter 2018 Results

Market Dynamics Continue to Support Long Term Growth

in Automotive Electronics and IoT/Secure Provisioning

Redmond, WA, Thursday -- July 26, 2018 -- Data I/O Corporation (NASDAQ: DAIO), a leading global provider of advanced data programming and security provisioning solutions for flash-memory, flash based microcontrollers, secure elements and authentication ICs, today announced financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•       Net sales and bookings of $7.2 million

•       Gross margin as a percentage of sales of 59.0%

•       Net income of $486,000 or $0.06 diluted earnings per share

•       Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)*, excluding equity compensation, of $1.3 million

•       Cash/securities of $16.6 million at end of 2Q18.  No debt

•       Continued automotive electronics traction

    Automotive represented 56% of bookings year to date.

•       Momentum for SentriX Security Provisioning Platform

    Programming platform launched for Microchip Technology Inc. in collaboration with Secure Thingz (now a part of IAR Systems)
    Announcement from Arrow Electronics and NXP using SentriX platform for the A71 provisioning solution.
    Key speaking engagements at IoT DevCon Conference including a presentation on “Democratizing Security in IoT Devices” and a panel discussion with security industry leaders from NXP, DigiCert, Arrow Electronics and TIRIAS Research

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Commenting on the second quarter, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “We continue to produce solid financial and operational performance in fiscal 2018 following an unprecedented 2017 when we grew revenues over 45% largely due to our automotive electronics leadership.  We delivered our 200th PSV system cumulatively shipped in the second quarter of 2018.  This is an exciting achievement, far exceeding anyone else in the industry during the past 4 years. These systems have been sold on 5 continents, in 27 countries, and to over 70 customers.  The PSV family has become the industry standard system for device programming.

“Among these 200 systems sold were multiple wins in the second quarter at a top global automotive electronics company in which we proved superior to our competition.  One of the locations had been served previously only by a competing supplier and they selected Data I/O over the most recent model of their competing system after a multi quarter evaluation.  The customer preferred the superior product capabilities, global support, quality management systems certified to ISO 9001:2015 standards, UFS product support, and the financial stability and transparency provided by Data I/O.

“At the same time, we have been making important progress on our SentriX® Security Provisioning Platform for the IoT sector and couldn’t be more excited with the industry partners aligning with us which validates our strategic direction.  We are pleased with announcements from Arrow and MicroChip in the second quarter, following the big momentum from the first quarter.  With an addressable market growing to nearly 4 billion units (source: ABI research) in the next 5 years, we believe that our SentriX platform will provide another avenue of long term profitable growth, much the same way that our multiyear investments in programming technology for the automotive electronics supply chain led us to the position we are in today.”

Financial Results

Net sales in the second quarter of 2018 were $7.2 million, as compared with $9.1 million in the second quarter of 2017 and $7.6 million in the first quarter of 2018.  The year-over-year decline in sales was a result of substantial demand during 2017, particularly for automotive electronics equipment to end customers and programming center customers.

For the 2018 second quarter, gross margin as a percentage of sales was 59.0%, an improvement as compared to 56.9% in the second quarter of 2017 and 57.9% in the first quarter of 2018.  The improvement in gross margin as a percentage of sales compared to the prior periods was primarily due to favorable product mix, factory utilization variances, cost containment initiatives and foreign currency exchange fluctuations.

Total operating expenses in the second quarter of 2018 were $4.0 million, up from $3.9 million in the 2017 period and down from $4.1 million in the first quarter of 2018.  Spending on research and development to support the Company’s two primary initiatives increased from last year’s second quarter and was flat with the first quarter of 2018; we expect these spending levels to be stable.  SG&A expenses of $2.2 million in the second quarter of 2018 were down slightly from both the prior year and first quarter 2018 periods as the Company continues to actively promote its SentriX platform while implementing ongoing expense management practices.

Operating income was $246,000 for the second quarter of 2018, down from $1.3 million in the second quarter of 2017 and $344,000 in the first quarter of 2018. Net income in the second quarter of 2018 was $486,000, or $0.06 per diluted share, compared with net income of $1.2 million, or $0.14 per diluted share, in the second quarter of 2017 and $130,000, or $0.02 per diluted share, in the first quarter of 2018.  Included in non-operating income is currency gain of $269,000 for the second quarter of 2018, and currency losses of $62,000 in the second quarter of 2017 and $176,000 for the first quarter of 2018.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $796,000 in the second quarter of 2018, compared to $1.5 million in the prior year period and $397,000 in the first quarter of 2018.  Adjusted EBITDA, excluding equity compensation, was $1.3 million in the second quarter of 2018, compared to $1.7 million in the prior year period and $574,000 in the first quarter of 2018.

Bookings in the second quarter of 2018 were $7.2 million, compared to $10.1 million in the second quarter of 2017 and $6.2 million in the first quarter of 2018.  Backlog at June 30, 2018 was $1.9 million, as compared with $2.7 million at March 31, 2018 and $4.0 million at December 31, 2017.

Data I/O’s financial condition remains strong with cash at $16.6 million at June 30, 2018, down from $18.5 million at December 31, 2017 and $16.8 million at March 31, 2018.  Cash at the end of the second quarter as compared to the end of the first quarter of 2018 reflects an increase in accounts receivable of $940,000 between the periods, while deferred revenue increased by $700,000.  Net working capital is $20.2 million at June 30, 2018 increased by $700,000 from $19.5 million at December 31, 2017 and by $300,000 from $19.9 million at March 31, 2018.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the second quarter ended June 30, 2018, financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9959, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 451640.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things and consumer electronics markets and their programming center and contract manufacturing partners. Today, our customers manufacture hundreds of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, factory integration and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

-

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net Sales	$7,204	$9,135	$14,834	$16,359
Cost of goods sold	2,955	3,933	6,169	6,990
Gross margin	4,249	5,202	8,665	9,369
Operating expenses:
Research and development	1,845	1,771	3,724	3,316
Selling, general and administrative	2,158	2,163	4,351	3,981
Total operating expenses	4,003	3,934	8,075	7,297
Operating income	246	1,268	590	2,072
Non-operating income (expense):
Interest income	9	6	16	13
Gain on sale of assets	4	80	4	291
Foreign currency transaction gain (loss)	269	(62)	93	(92)
Total non-operating income	282	24	113	212
Income before income taxes	528	1,292	703	2,284
Income tax (expense)	(42)	(86)	(87)	(99)
Net income	$486	$1,206	$616	$2,185

Basic earnings per share	$0.06	$0.15	$0.07	$0.27
Diluted earnings per share	$0.06	$0.14	$0.07	$0.26
Weighted-average basic shares	8,356	8,104	8,321	8,067
Weighted-average diluted shares	8,500	8,408	8,521	8,367

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2018	December 31, 2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,634	$18,541
Trade accounts receivable, net of allowance for
doubtful accounts of $100 and $73, respectively	5,363	3,769
Inventories	4,320	4,168
Other current assets	528	708
TOTAL CURRENT ASSETS	26,845	27,186

Property, plant and equipment – net	2,109	2,458
Income tax receivable	598	598
Other assets	220	45
TOTAL ASSETS	$29,772	$30,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,238	$1,301
Accrued compensation	1,842	3,536
Deferred revenue	2,410	1,787
Other accrued liabilities	946	858
Income taxes payable	195	218
TOTAL CURRENT LIABILITIES	6,631	7,700

Long-term other payables	468	527

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,427,884 shares as of June 30,
2018 and 8,276,813 shares as of December 31, 2017	19,219	18,989
Accumulated earnings	2,705	2,089
Accumulated other comprehensive income	749	982
TOTAL STOCKHOLDERS’ EQUITY	22,673	22,060
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,772	$30,287

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(in thousands)
Net Income	$486	$1,206	$616	$2,185
Interest (income)	(9)	(6)	(16)	(13)
Taxes	42	86	87	99
Depreciation and amortization	277	165	506	328
EBITDA earnings	$796	$1,451	$1,193	$2,599

Equity compensation	473	270	650	367
Adjusted EBITDA earnings,
excluding equity compensation	$1,269	$1,721	$1,843	$2,966